Exhibit 10.45

May 21, 2020

James J. Comitale

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Re:Separation of Employment

Dear Jim:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your separation of employment with Rite Aid Corporation (the “Company,” each a “Party” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in the employment agreement by and between you and the Company dated October 26, 2015, as amended (the “Employment Agreement”).

1.Separation of Employment. Your last day of employment with the Company is Thursday, May 21, 2020 (the “Separation Date”).  As of the Separation Date, you irrevocably resign from all positions you currently hold with the Company and its subsidiaries, including as Executive Vice President, General Counsel and Secretary, and you agree to execute the resignation letter attached hereto as Appendix A.  You agree that, following the Separation Date, you will not represent yourself to be associated in any capacity with the Company or any of its subsidiaries or affiliates.
2.Accrued Benefits Severance.
(a)Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you the Accrued Benefits set forth on Appendix B hereto, less all applicable withholdings and deductions.
(b)Provided that this Agreement becomes effective on the Release Effective Date (as defined in Section 5(c) below) and you remain in compliance in all material respects with this Agreement, the Company will pay you the severance amount and fulfill the obligations set forth on Appendix B item 2(a) through 2(e), less all applicable withholdings and deductions, at the time and in the form set forth on Appendix B for each item (the “Release Consideration”).
3.Release.
(a)You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and each of their past, present and future stockholders, directors, employees, agents, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company  Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected  (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you execute this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (A) claims for Accrued Benefits; (B) claims for worker’s compensation benefits or for an occupational disease; (C) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (D) claims to require the Company to honor its commitments set forth in this Agreement; (E) claims to interpret or to determine the scope, meaning or effect of this Agreement; (F) claims for indemnification and officers and directors liability insurance coverage under Section 4.7 of the Employment Agreement, the Company’s charter, by-laws or applicable law; and/or (G) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (A) through (G) are the “Excluded Claims”).
(b)You further acknowledge and agree that, except with respect to the Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party except as provided for in this Agreement.
4.Attorney Consultation; Voluntary Agreement.  You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (d) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (e) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, including the payments and benefits referenced in items 2(a) through 2(e) of Appendix B of this Agreement and (f) you have the full power, capacity and authority to enter into this Agreement.
5.Review and Revocation Period.
(a)You have twenty-one days following your receipt of this Agreement to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to the CHRO (as defined on Appendix B).
(b)You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).
6.Restrictive Covenants. You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.
7.Cooperation. You agree that, at mutually agreeable times and locations, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company reasonably determines your cooperation necessary. You will be reimbursed by the Company for the reasonable costs and expenses (including legal fees) incurred by you in connection with complying with your obligations under Section 7 of this Agreement.
8.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically (“Disparaging Remarks”), about the Company or any of the other Company Parties and their respective products and services.  The Company agrees to instruct members of its senior management team not to, for as long as such individuals remain affiliated with the Company, make any Disparaging Remarks about you.  Nothing in this Agreement, however, is intended or shall be interpreted to restrict either Party’s right and/or obligation (i) to testify truthfully in any forum; or (ii) to contact, cooperate with, or provide information to any government agency or commission.
9.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement or any other agreement you have with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company will prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
10.No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

11.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.
12.Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement, including under Appendix B.
13.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
14.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.
15.Entire Agreement/No Oral Modifications. This Agreement including Appendix B constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that (i) Section 4.7 of the Employment Agreement shall survive the Separation Date, (ii) Sections 6 and 7 of the Employment Agreement shall remain in effect, for the duration and on the terms set forth therein, and (iii) any other defined terms contained in the Employment Agreement shall not be superseded hereby to the extent necessary for the interpretation, application, or enforcement of this Agreement. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

***

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

Rite Aid Corporation	James J. Comitale

By: /s/ Jessica Kazmaier Name: Jessica Kazmaier Title: EVP and CHRO Date: June 15, 2020	/s/ James J. Comitale James J. Comitale Date: June 8, 2020

APPENDIX A

May 21, 2020

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

To Whom it may Concern:

I hereby irrevocably resign, effective as of May 21, 2020, from all positions and offices I hold with the Company and its subsidiaries, including as Executive Vice President, General Counsel and Secretary.

Very truly yours,

/s/ James Comitale

James J. Comitale

APPENDIX B

ACCRUED BENEFITS AND SEVERANCE BENEFITS

The term “CHRO” means and refers to Jessica Kazmaier, Executive Vice President and Chief Human Resources Officer, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, PA 17011 or by e-mail at jkazmaier@riteaid.com.

1.	Accrued Benefits: The Company will pay you (i) your Base Salary earned through the Separation Date; (ii) any reimbursements owed to you pursuant to Sections 4.2, 4.4 and 4.5 of the Employment Agreement for expenses incurred prior to the Separation Date; and (iii) vested amounts accrued and credited to your account under the Company’s Supplemental Executive Retirement Plan (to the extent that any distributions remain to be made), 401(k) Savings Plan and other tax-qualified retirements plans in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Benefits”).
2.	Severance Benefits: You will be paid or provided with the following payments/benefits:
a.	$1,986,250 representing two times the sum of your current Base Salary and Annual Target Bonus, payable in equal installments over the two year period following the Release Effective Date in accordance with the Company’s regular payroll practices, commencing with the first regular payroll date that occurs after the Release Effective Date. Each installment or amount to be paid or benefit to be provided to the Executive shall be construed as a “separate identified payment” for purposes of Code Section 409A to the fullest extent permitted therein.
b.	Payment of your annual bonus for FY 2021 based on actual performance (as determined on a basis consistent with the methodology applied to the Company’s senior leadership team) following determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual performance targets for the fiscal year, determined by multiplying your then Annual Target Bonus (on the date hereof, seventy-five percent (75%) of your Base Salary) by a fraction (x) the numerator of which is the number of days between the beginning of the 2021 fiscal year and the Separation Date and the denominator of which is 365, paid at the same time as annual performance bonus amounts are paid to the Company's executive team in respect of FY 2021.
c.	Accelerated vesting as of the Separation Date with respect to those stock options and time-based restricted stock awards that would have vested within the two (2) year period following the Separation Date; any vested stock options shall remain exercisable for a period of ninety (90) days following the Separation Date.
d.	$70,827.98 representing payments equal to the aggregate cost of COBRA continuation coverage (as grossed up for taxes (inclusive)) for you, your spouse and your other eligible dependents for two years following the Separation Date, paid in a lump sum as soon as practicable but in any event within thirty (30) days following the Release Effective Date.
e.	$46,643.84 representing payment of thirty (30) days base pay salary in lieu of the notice period provided in the Employment Agreement, payable in a lump sum immediately following the Separation Date in accordance with the Company’s regular payroll schedule.
f.	Corresponding access to that currently provided to you to the publications and electronic platforms for Agenda, Law360, and the Wall Street Journal for the 2 year period following the Separation Date.
g.	The cost of executive outplacement services with Essex Partners, up to $20,000, which may be paid by the Company directly to the provider at the election of the Company.